Exhibit 99.2

ERT
First Quarter 2010 Earnings Results Conference Call
April 29, 2010

Good afternoon. Thank you for joining us for ERT’s first quarter 2010 earnings results conference call. A press release announcing the first quarter results was released this afternoon and is available at ERT.com and most financial websites. We also issued a press release this afternoon announcing the signing of a definitive agreement to purchase CareFusion’s Research Services division, or CRS, which we will also discuss on the call. This is a transformative acquisition that we are very excited about.

Joining me today is Keith Schneck, Executive Vice President and Chief Financial Officer. Prior to beginning the call I would like to read the forward-looking events statement.

Certain statements in today’s call may constitute forward-looking statements concerning the Company’s operations, performance, financial condition and prospects, as well as the CRS acquisition and its potential impact on ERT. Because such statements involve known and unknown risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. In addition, anticipated strategic benefits from the acquisition, as well as the timing of closing of the acquisition, involve a number of risks and uncertainties such as ERT’s ability to complete negotiation of its new credit facility, obtain all necessary approvals for the transaction and satisfy other closing conditions and successfully integrate CRS into ERT. Information about these risks and factors that could cause actual results to vary is disclosed in the press releases announcing our results and the CRS acquisition and in the Risk Factors section of our 2009 Form 10-K Report.

Guidance is based on management’s good faith expectations given current market conditions, but continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in the company not achieving the revenue and diluted net income per share figures provided in our guidance.

Our forward-looking statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update forward-looking statements to reflect events or circumstances after the dates of the statements, except as required by law. You are cautioned not to place undue reliance on our forward-looking statements.

I will first give highlights for the first quarter and details on new bookings and our operations. Keith will then discuss the detailed financials for the quarter. I will then discuss the definitive agreement that we announced this afternoon to acquire CRS and then Keith will discuss the financial details of the CRS acquisition. We will then open the call up to questions.

The quarter unfolded as we expected. On a sequential basis, revenues in the first quarter declined from the fourth quarter of 2009, as a result of a decline in our services revenue. The primary factor for the sequential revenue decline was continued downward pressure on Thorough QT revenue, which was impacted by the low level of bookings in 2009. Offsetting these declines in revenue were increases in site support and in ePRO. The revenue increases in site support are a leading indicator of equipment shipments on new Phase II and Phase III projects. The revenue increase in ePRO reflected the continued interest by our clients in our new ePRO services, especially in our new electronic Columbia Suicide Severity Rating scale product.

Compared to a year ago, first quarter revenues were down $1.9 million, with $1.4 million of that decline consisting of EDC revenue in the first quarter of 2009 for which we had no corresponding revenue in 2010. Thorough QT revenue declined significantly in this period. Offsetting these revenue decreases in Thorough QT revenue were increases in routine revenues, site support, and ePRO revenue, which are positive trends going into the second quarter.

Our gross margin percentage was 53.8% in the first quarter of 2010, down from 56.9% in the fourth quarter of 2009. This reflected the lower revenue in the quarter. However, despite the $1.9 million decline in revenue from the first quarter of 2009, the 53.8% gross margin in the first quarter of 2010 was up from gross margin of 50.4% in the first quarter of 2009. This is a testament to some of the operational changes and efficiencies that we have been able to enact over the past year.

Operating income was impacted by a $0.7 million increase in transaction expenses related to the recently announced acquisition of CRS. This resulted in a year-over-year decline in operating margin. Operating income margin percentage was 12.6% in the first quarter of 2010, down from 21.7% sequentially and down from 14.0% a year ago.

Diluted net income per share in the first quarter was $0.04, the same as in the first quarter of 2009. Net income in the first quarter of 2010 includes the negative impact of $0.7 million, or $0.01 per diluted share, of transaction expenses related to the recently announced acquisition of CareFusion’s clinical research services division (CRS).

Let me give a little more color on the quarter’s bookings. The first quarter saw another strong bookings quarter of $43.3 million. This is the third quarter in a row that we have seen bookings numbers greater than $40 million. This reflects what our business development team continues to characterize as a robust selling environment. One interesting trend that we have seen over the past couple of quarters is the increase in the number of large project and program awards. This is a reflection of the increase in Phase III awards and is also a result of the increased number of strategic outsourcing relationships that we have won over the past year. Another factor in the increase in bookings was our continued focus on centralization, which is resonating well with our clients. Compared to the prior year’s quarter, new bookings were up over 45%, excluding the bookings related to the divested EDC operations in the first quarter of 2009.

The first quarter showed the second consecutive quarterly increase in Thorough QT bookings, reaching the highest levels since 2008. Interest in Thorough QT trials by our clients is starting to pick up again — the Business Development team continues to build a larger pipeline of potential Thorough QT trials. However, going from pipeline to signed contracts is slower than we have seen historically.

Our clients continue to focus on Phase III trials in their pipeline. Phase III bookings accounted for 54% of new bookings in the first quarter.

Large Pharmaceutical companies continued to represent the majority of bookings in the first quarter – 66% –, although we did continue to see an increase in proposal activity from the small-to-midsized companies. The quarter also saw a significant increase in bookings attributable to CROs and other partners – up to 22% of bookings compared to 11% a year ago.

Early indications are that new business development activities remain robust into the current quarter. Our business development group has indicated to me that we are off to a good start in the second quarter.

We were very pleased with the gross book-to-bill ratio in the first quarter of 2010 of 2.0, up slightly from the fourth quarter of 2009 value of 1.9 and up from 1.3 a year ago. This is the third quarter in a row of gross book-to-bill ratios of 1.9 or higher. The net book-to-bill ratio was 1.6. These book-to-bill ratios are healthy, and reflect the transformation from Thorough QT trials (which generally have book-to-bill ratios closer to 1) to longer-term Phase II and Phase III trials as well as an improved business development environment. The cancellation rate increased in the first quarter to 21.3% from 16.1% in the fourth quarter of 2009 and was slightly down from 22.4% in the first quarter of 2009. While up slightly from our assumed range of 15 – 20%, the cancellation rate is subject to significant quarter to quarter variations.

Our backlog at the end of the fourth quarter was a record $182.7 million. Because of the high proportion of the backlog being associated with Phase III studies, the time period for revenue realization from the backlog will increase. In terms of backlog runoff, we anticipate that 40 — 45% of our backlog will convert into revenue over the next four quarters.

Our revenue for ePRO in the first quarter increased to its highest level ever. While still a very small part of our overall revenue, we are pleased with the positive trends in this area. Bookings for ePRO in the first quarter also continued to show strength. This reflects emphasis by the FDA on prospective assessments for suicidality on products under the auspices of the Division of Psychiatric Products, as well as in diaries.

In the quarter we announced our new Centralized Cardiac Safety 2.0. This is a continued step in our focus on increasing centralization that we have discussed several times on these calls. As part of this new service, we announced the introduction of ELI PC under exclusive license from Mortara Instrument. This small hand-held ECG collection device will make it easier for companies to adopt centralization, especially in long-term Phase II and Phase III trials. It will also help accelerate trial timelines by reducing queries and speeding up time to database lock. Clients are reacting very well to the concepts of Centralization 2.0 as they see the opportunities to get better science for lower costs. We have already sold two large Phase III projects to clients utilizing the ELI PC, and we have many other clients who have expressed a strong interest. We also released a new self-rated version of the electronic Columbia Suicide Severity Rating Scale to facilitate compliance with regulatory requirements for prospective monitoring of suicidal ideation and behaviors. This has generated a great deal of interest from our clients.

I will now turn the call over to Keith for some more details on our financials for the quarter and for guidance for the second quarter 2010 and the full year 2010.

Thank you, Mike.

Mike covered the revenue changes earlier so I will not repeat this.

The gross margin percentage for the first quarter of 2010 was 53.8%, compared to 56.9% in the fourth quarter of 2009 and 50.4% in the first quarter of 2009. The gross margin percentage for services for the first quarter of 2010 is 50.7% down from 57.6% in the fourth quarter of 2009 due to a decrease in volume of ECGs and also to the contribution of ePRO revenue which currently generates a lower gross margin as compared to our other lines of business. The ePRO business is in an early development stage and is not as efficient as our more mature lines of business. The gross margin percentage for services is down from 52.2% in the first quarter of 2009 due to a decrease in volume and the impact of single digit percentage price decreases

Our gross margin on site support was 60.2% for the first quarter, up both sequentially and year over year due to lower depreciation as a portion of our older, more expensive ECG equipment has become fully depreciated. In addition we have more equipment out in the field which is contributing a higher level of revenue.

Operating expenses for the first quarter of 2010 were $9.0 million, which included $687,000 of transaction-related costs. Excluding transaction costs, operating expense would have been $8.3 million and more in line with the $8.1million in the Dec 2009 quarter and lower than the $8.7 million in the first quarter a year ago.

Comparing the categories of operating expense –

Sales & Marketing at $3.4 million was up slightly from the 4th quarter of 2009 at $3.1 million and comparable to the same period a year ago.

G&A was $4.7 million in the first quarter of 2009 and included the $687 thousand of transaction-related costs. Net of transaction costs, G&A was $4.1million as compared to $4.3 million in the fourth quarter of 2009 and $4.1 million in the first quarter of 2009.

R&D expense was $858,000 in the first quarter of 2010 compared to $722,000 in the fourth quarter of 2009 and $1.1 million in the first quarter of 2009. R&D is down from a year ago due to the elimination of the EDC-related development staff that was supporting this product line.

Let me now move to the balance sheet –

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ERT ended the quarter with $79.2 million in cash and investments, compared to $78.8 million as of December 31, 2009. For the quarter ended March 31, 2010, net cash provided by operating activities was $5.3 million offset by $3.9 million of capital expenditures.

•	Accounts receivable was $15.3 million at March 31, 2010, down from $16.6 million on December 31, 2009. DSO’s were 63 days at March 31, 2010 as compared to 64 days at December 31, 2009.

2010 Guidance

The Company reaffirmed its previously-issued guidance for the full year of 2010 of net revenues of between $98 million and $105 million. The Company has revised the diluted net income per share from $0.28 to $0.34 per share to between $0.20 and $0.26 per share to reflect the effect of $4 million of expected transaction expenses (for which there is no related tax benefit as it is not deductable) related to the recently announced pending acquisition of CareFusion’s clinical research services division. Except for those transaction expenses, this guidance does not include the financial impact of the acquisition.

ERT anticipates net revenues in the second quarter of 2010 of between $23 million and $25 million. Due to acquisition related expenses expected in the second quarter of approximately $3.3 million, or $0.07 per diluted share, ERT anticipates diluted net loss per share of between ($0.02) and $0.00 in the second quarter.

I will now turn the call back to Mike

Thank you, Keith.

Let me turn to the definitive purchase agreement for CareFusion’s Research Services business – or CRS — that we announced today. We signed a definitive agreement to purchase CRS for $81 million in cash. While this transaction is a large one for ERT, the amount of debt that we are putting on the balance sheet is relatively small and a level we feel very comfortable with. This will continue to give us flexibility to preserve opportunities for further attractive acquisitions. Excluding amortization of acquisition-related intangibles and transaction costs, ERT anticipates that the acquisition will be neutral to diluted earnings per share in 2010 and accretive to diluted earnings per share in 2011. We believe that the multiple we paid on an adjusted EBITDA basis is attractive relative to ERT’s current standalone multiple and other recent transactions.

CRS had 2009 unaudited revenues of $49.6 million and is projected to grow 30 – 35% in 2010. CRS reports a current backlog of $115 million – which combined with ERT’s current backlog of $182 million gives the combined entity nearly $300 million in backlog. We believe this combination will accelerate ERT’s revenue and earnings growth profiles.

We believe this is a transformative acquisition for ERT, combining two common product lines between the companies with two new product lines from CRS. CRS offers two services that are complementary to those offered by ERT currently – cardiac safety and ePRO. CRS is also a leading provider of diagnostic services and a leading manufacturer of respiratory diagnostic devices. This transaction delivers on our stated strategy to leverage our leadership position in cardiac safety and our expertise as a service and technology provider to more broadly support the centralized collection, interpretation and delivery of clinical efficacy and safety information critical for all phases of clinical research. It will also provide support to leverage our core expertise into the larger healthcare market. It is a natural and complementary strategic fit for us.

Both organizations share a common focus of using services and technology to centralize and standardize the collection of data in clinical trials. The workflow and technology of cardiac safety, respiratory and ePRO is very similar, and we will utilize the best systems of each organization to create a best-in-breed solution for these markets. As such, we see several potential areas of synergies across the two organizations that we will realize over the next two years. These include moving to one common workflow platform, utilizing a common project management system, and integrating the best processes from each organization. Examples of these are in the areas of cardiology services, respiratory technical services and call center management. Additionally, there are potential synergies in the use of overlapping equipment inventories. Finally, there are obvious synergies in Research & Development as well as in General & Administrative functions.

We envisage synergies not just on cost, but also in revenue. There are potential attractive cross-selling opportunities across the four product lines as the same outsourcing group within our client base is often in charge of cardiac safety, respiratory, and ePRO – as well as other services to be added in the future. In addition, with CRS’s device capabilities there are synergies with our anticipated entry into healthcare solutions.

This transaction will significantly increase the size of ERT’s market. As an ECG core lab ERT has an estimated potential market size of approximately $750 million. We believe that as a global, integrated service and technology provider the combined ERT and CRS will compete in a market with a potential size of $1.3 billion. The augmented depth, breadth, and scale increase the opportunity to move into adjacent markets which would further increase our potential market opportunity.

We will run ERT and CRS as an integrated company. We anticipate that the senior management team of CRS will join ERT as part of our Executive Management Team. We are in the process of forming integration teams to quickly explore common ways of working together and to develop the most efficient working practices. Our first priorities will be to all the employees of the combined company and the existing customers of both organizations. ERT will continue to collaborate with all of its other key CRO, Phase I, Academic Research Centers, device suppliers, and other strategic partners to promote speed, accuracy, and reliability of centralized data collection, reporting and quality study conduct for their clients.

We have often stated that there are four tenets that mark ERT’s leadership position in the market – quality, scientific and medical leadership, project execution, and use of advanced technology. CRS mirrors all of these in a direct way, and is one of the reasons that this combination is a natural and complementary strategic fit.

ERT has a proven track record of integrating significant acquisitions as shown by its integration of Covance Cardiac Safety Solutions in 2008. We also have a sizeable existing office in the United Kingdom, which has been in operation since 1987.

With this transaction ERT becomes a broader-based service and technology provider for clinical trials as opposed to a cardiac safety core lab. We see multiple strategic advantages that this combination offers ERT, CRS, our collective customers, and our stockholders. Some of these are:

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First, establishes ERT as one of the market leaders in respiratory core lab services in the clinical trials market. The transaction will provide ERT with a leadership position in a very attractive clinical end market and serve to diversify ERT’s revenue base.

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Second, provides ERT with a leading diagnostic device capability. CRS is a leader in diagnostic device manufacturing, having developed over 20 proprietary devices and supporting software platforms for use in the clinical trials industry. This device manufacturing expertise will add an entirely new dimension to ERT’s offerings, will allow ERT to move into other areas providing services and technologies for clinical research, and serve as a basis for its development of healthcare solutions.

•	Third, expands ERT’s revenue base in cardiac safety. CRS has a significant, and growing, business in cardiac safety services that will add to ERT’s current leadership position in this market.

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Fourth, provides scale for ERT’s ePRO business, as well as expands the depth and breadth of our ePRO services. This transaction will establish ERT as one of the five largest providers in the ePRO market. CRS’s offering is based on an innovative hand-held device. When combined with ERT’s interactive voice response technology and its planned web-based technology, ERT will be able to offer its customers a multi-modality approach for their ePRO solutions.

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Fifth, expands significantly ERT’s global footprint. ERT already has a substantial presence in Europe with our 90 person office in Peterborough, UK. CRS employs approximately 250 people, of whom approximately 230 are in Germany. This increased European presence will enable ERT to bolster its already strong international presence and better serve our continental European customers while enabling the company to expand its relationships with other clients in Europe.

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Sixth, accelerates ERT’s movement into healthcare solutions. CRS’s device manufacturing and its services capabilities will provide ERT with a platform and experience for future growth in healthcare delivery.

This transaction also provides ERT with a much more robust platform of services and technologies to leverage into other complementary services in the clinical trial and, eventually, the healthcare industries. We feel that the combination of these two high quality organizations will allow the combined company to better serve its customers, provide an enhanced environment for its employees, and provide a strong basis for significant growth into the future.

I will now turn the call over to Keith for some more details on the CRS transaction.

Thank you, Mike.

First let me review some financial data on CRS and the transaction:

ERT will pay $81 million for the stock of CRS, subject to closing balance sheet adjustments. The transaction will be financed through a combination of existing cash and debt. As of March 31, 2010 ERT had $79 million in cash and has obtained a commitment for a new $40 million revolving credit facility through Citizens Bank of Pennsylvania. ERT anticipates drawing down approximately $20 million of this facility to fund this purchase. Terms on the credit facility are attractive with the interest rate pegged to LIBOR on a variable basis. The line has a 3 year term and we would expect cash flow to be sufficient to repay the loan within the 2nd year. It’s important to note that we are staying relatively unlevered and preserving flexibility for future growth and acquisitions.

For calendar year 2009, CRS generated preliminary unaudited revenues of approximately $49.6 million, operating income of approximately $3.6 million which included depreciation and amortization of $6.1 million and Adjusted EBITDA of approximately $9.7 million. These numbers include an allocation of CareFusion’s internal costs to reflect as if CRS had operated as a stand-alone business. Because Adjusted EBITDA is a non-GAAP measure, we have included the Unaudited Condensed Combined Statement of Income for the twelve months ended December 31, 2009 and a reconciliation of unaudited GAAP net income to Adjusted EBITDA in the press release announcing the transaction. Please refer to this table and reasons we believe this is an important non-GAAP financial measure. Final results will be available pending the completion of CRS’ 2009 year-end audit.

Based on preliminary unaudited information, we estimate CRS revenues for the three months ended March 31, 2010 were $16.7 million compared to $6.7 million in the comparable three month period a year ago and that its backlog at March 31, 2010 was approximately $116.0 million. The first quarter was marked by an abnormally high cancellation of a large set of programs due to changes in FDA requirements on study protocol.

We anticipate that CRS will generate revenue growth of between 30% and 35% in for its full calendar year 2010.

As a result of the combination, ERT expects to achieve pre-tax cost savings and synergies of between $6.0 and $10.0 million on an annualized basis by 2012, principally from consolidation to one common workflow platform, leveraging of a common project management approach, integrating the best processes from both companies, as well as realizing additional synergies in research and development and across several general and administrative functions. We are not assuming any cost synergies in 2010, 40% in 2011 with the full amount to be achieved in 2012.

Our financial modeling for 2010 assumes closing the acquisition in late June. The CRS operating income and Adjusted EBITDA margins for 2009 were negatively impacted by a build up of staff to handle anticipated future revenue growth as well as the high level of cancellations referred to earlier. Assuming anticipated revenue increases occur and we begin to see benefits of our future joint integration of activities, we see opportunities for increases in margins. While there may be margin improvements in 2010 we expect it to be offset by additional expenses to run the operation in a stand-alone mode compared to the allocable portion of internal services costs from the Carefusion parent company in 2009.

We are presently in the process of have a valuation done by a third party to determine the purchase price allocation for purchase accounting purposes. We also expect to incur several million dollars of transition related costs in both 2010 and 2011 as we integrate our businesses. As noted in the quarter release, we will incur about $4 million of transaction-related costs for legal, accounting and banking fees.

We estimate a combined effective tax rate of 45% for our full year 2010 compared to 38% in the first quarter of 2010. Our effective tax rate initially will be negatively impacted due to our inability to deduct the $4 million of transaction costs and the impact of estimated costs on the integration which carries a lower foreign tax rate on this deduction. The income tax rates in Germany are around 30% and similar to our UK operations which will enable ERT to adopt a more favorable overall tax structure moving into 2011 and beyond.

Excluding amortization of acquisition related intangibles and transaction-related costs, ERT anticipates that the acquisition will be neutral to our diluted earnings per share in 2010 and accretive to diluted earnings per share in 2011. We will provide additional financial detail regarding the impact of the transaction following closing.

On the balance sheet side, the agreement provides for a minimum working capital of CRS as of closing of $9.4 million, which approximates the level in CRS’ December 31, 2009 preliminary unaudited balance sheet. CRS also had property, plant and equipment of a net $12.6 million as of December 31, 2009 according to the unaudited balance sheet.

I will now turn the call back to Mike

With that, we will now take any questions. Operator?

When Q&A is completed:

Mike McKelvey: Thank you all very much for your attention today and your involvement in ERT. We appreciate your vote of confidence throughout the years. Keith and I, as well as the other members of ERT’s management team, are deeply committed to the Company and to continuing our momentum and progress in generating results.

Have a great evening and rest of the week.

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